UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2017

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period forcomplying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Item 1.01. Entry into a Material Definitive Agreement.
On April 10, 2017, West Marine Products, Inc., a wholly-owned subsidiary of West Marine, Inc. (the "Company"), and certain of the Company's other subsidiaries, as borrowers and guarantors, the lenders that are signatories thereto and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Retail Finance, LLC), as agent for the lenders, entered into a Joinder and Second Amendment (including all exhibits and schedules thereto, the "Second Amendment") to the Company's Amended and Restated Loan and Security Agreement, dated as of August 23, 2010, as amended by the First Amendment to the Amended and Restated Loan and Security Agreement, dated as of November 30, 2012 (the "Existing Loan Agreement" which, together with the Second Amendment, are referred to as the "Loan Agreement"), to, among other things:
•	Extend the final maturity date to April 10, 2022;
•
Reduce the maximum available borrowing capacity from $120.0 million to $60.0 million, and, at the Company's option and subject to certain conditions, increase the borrowing capacity up to an additional $12.5 million;

•	Reduce the interest rates applicable to borrowings under the Loan Agreement;
•	Allow for payment of dividends of up to $15.0 million in any consecutive 12-month period, including the dividend declared on March 24, 2017;
•	Reduce administrative expense;
•
Release West Marine Canada Corp., a Nova Scotia unlimited liability company and wholly-owned subsidiary of the Company, from its obligations under the Loan Agreement due to the winding down of Canadian operations; and

•	Allow West Marine Insurance, Inc., a Vermont corporation and wholly-owned subsidiary of the Company, to join in the execution of, and become a party to, the Loan Agreement as a new guarantor.
Any terms specified and not defined herein shall have the same meaning and effect as described in the Loan Agreement.  All other material terms of the Existing Loan Agreement remain unchanged.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WEST MARINE, INC.

Date: April 14, 2017	By: /s/ Jeffrey L. Lasher
Jeffrey L. Lasher
Executive Vice President and
Chief Financial Officer